Exhibit 99.1

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Inteliquent Declares Special One-Time Cash Dividend of $3.00 per Share

CHICAGO, October 5, 2012 – Inteliquent (NASDAQ: IQNT), a leading provider of global interconnection and interoperability solutions, today announced that its Board of Directors has declared a special one-time cash dividend of $3.00 per share, or approximately $97 million in the aggregate. The dividend will be funded with available cash on hand.

“This special one-time cash dividend permits us to distribute a substantial portion of our cash balance to our shareholders,” said Ed Evans, Chief Executive Officer of Inteliquent. “In determining the size of the dividend, the Board sought to insure that we maintained sufficient capital to allow us to continue to invest in developing and diversifying our product and service offerings. We believe that a special one-time cash dividend of $3.00 per share achieves this objective while providing a sensible way for our shareholders to realize the benefit of our cash position. As we go forward, we will regularly review our capital management strategies and evaluate opportunities to return capital to our shareholders.”

Inteliquent also announced today that it is engaged in ongoing negotiations with one of its largest customers that may result in a significant reduction in the rates that the customer pays to the Company and require the Company to pay to terminate certain traffic to that customer.

The payment date for the special one-time cash dividend is October 30, 2012. At $3.00 per share, the dividend represents approximately 33% of the Company’s closing stock price on October 3, 2012. Pursuant to NASDAQ rules, when a dividend is declared in a per share amount that exceeds 25% of a company’s stock price, the date on which that company’s shares will begin to trade without the dividend, or ex-dividend, is the first business day following the payable date. The Company understands from NASDAQ that, because the dividend is expected to exceed 25% of the Company’s share price, NASDAQ will apply this rule, and the Company expects, in accordance with this rule, that the ex-dividend date as set by NASDAQ will be October 31, 2012, the first business day following the payable date for the dividend. Shareholders of record on the record date who sell their shares prior to the ex-dividend date will not receive the special cash dividend. The record date for the special one-time cash dividend is the close of business on October 16, 2012.

About Inteliquent

Headquartered in Chicago, Inteliquent (operating under the legal names Neutral Tandem, Inc. and Tinet S.p.A. or the name of the applicable affiliate) provides intelligent networking to solve challenging interconnection and interoperability issues on a global scale. With an advanced MPLS network that is highly interconnected to carriers around the world, Inteliquent provides voice, IP Transit, Ethernet and hosted service solutions to major carriers, service providers and content management firms based in over 80 countries and six continents. With over 130 Ethernet sites worldwide, the Company is the largest global Ethernet interconnection provider, a top-five global IP Transit provider and has a leading IPv6 network. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding the amount and timing of the special one-time cash dividend, our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; financing facilities and related availability and terms; changes in our capital structure, including but not limited to the reduction of our cash balance related to the declaration of the special one-time cash dividend discussed above; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.